Exhibit 10.3

FOURTH AMENDMENT TO SHIELDS

CONSULTING AGREEMENT

This is a fourth amendment (“Fourth Amendment”) to the Consulting Agreement by and between Navigation Technologies Corporation (“NavTech”) and T. Russell Shields (“Shields”) dated October 15, 2000, the First Amendment thereto dated September 15, 2001 (collectively the “Agreement”), the Second Amendment thereto dated October 15, 2002, and the Third Amendment thereto dated October 15, 2002, and is effective April 15, 2003, subject to approval from the NavTech Board of Directors.

1.             Term.  The Term of Section 2 of the Agreement is hereby extended to April 15, 2004.

2.             Compensation.  Section 4 of the Agreement is amended and restated in its entirety as follows:

“4. Compensation.  NavTech will pay Shields (a) a flat fee of $3000 month for the General Support under Section 6 below, plus (b) $300 per hour for any additional consulting services that Shields performs for NavTech under Section 3 above, which compensation is payable by NavTech to Shields no later than 30 days after receipt by NavTech of an invoice from Shields.”

3.             General Support.  Section 6 of the Agreement is amended and restated in its entirety as follows:

“In addition to the consulting services under Section 3 above, Shields will: (a) assist the NavTech President in general reviews and advice to him and NavTech executives; (b) support NavTech in general industry and customer relations; and (c) promptly inform the NavTech President of all scheduled meetings he has with actual and potential customers and suppliers of NavTech which are on a list supplied to Shields by the NavTech President from time to time, but not the subject matter thereof unless there is substantive discussion about NavTech.  The services under subparts (a)-(c) are referred to as “General Support”.  The General Support services under subparts (a) and (b) will be undertaken under the direction of the NavTech President, and is expected to take an average of about 5 to 10 hours per month of Shields’ time.”

4.             Communications and Travel.  Sections 7 and 8 of the Agreement are deleted in their entirety.

5.             Notices.  The NavTech address and fax information under Section 20 is amended to read as follows:

“If to NavTech, at:	Navigation Technologies Corporation
Attn: General Counsel
The Merchandise Mart, Suite 900
Chicago, IL 60654

Fax: (312) 894-7212”

In witness whereof, each of the parties has executed this Fourth Amendment as of the date first written above.

T. Russell Shields

/s/ T. Russell Shields

Navigation Technologies Corporation

/s/ Judson C. Green